Filed pursuant to Rule 424(b)(7)
Registration No. 333-165737
PROSPECTUS SUPPLEMENT NO. 7
(To prospectus dated March 26, 2010)
943,714 Shares
Ventas, Inc.
Common Stock

This prospectus supplement no. 7, which supplements the prospectus dated March 26, 2010, as previously supplemented by prospectus supplement no. 1 dated July 30, 2010, prospectus supplement no. 2 dated December 9, 2010, prospectus supplement no. 3 dated June 24, 2011, prospectus supplement no. 4 dated August 26, 2011, prospectus supplement no. 5 dated September 26, 2011 and prospectus supplement no. 6 dated October 13, 2011 (collectively, the “prospectus”), relates to the resale from time to time by selling stockholders of the shares of common stock issued to them upon the conversion of our 3 7/8% Convertible Senior Notes due 2011.
You should read this prospectus supplement in conjunction with the related prospectus, including any amendments or supplements thereto, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any such amendments or supplements. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supercedes information contained in the prospectus.
You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with additional information described on page 8 of the related prospectus under the heading “Where You Can Find More Information and Incorporation by Reference.” Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus is accurate only as of the date of the documents containing the information.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2011.

The information appearing under the heading “Selling Stockholders” beginning on page 4 of the related prospectus is amended and restated in its entirety by the information below.
SELLING STOCKHOLDERS
Our 3 7/8% Convertible Senior Notes due 2011 (the “notes”) were originally issued by us to and immediately resold by Banc of America Securities LLC and J.P. Morgan Securities, Inc. in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. Selling stockholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock that we issued upon the conversion of the notes on November 15, 2011.
The table below sets forth the name of each selling stockholder and the number of shares of our common stock that are beneficially owned by each selling stockholder following the issuance of shares of our common stock upon conversion of the notes. We have prepared the table below based on information provided to us by or on behalf of the selling stockholders on or prior to November 14, 2011. The selling stockholders may offer all, some or none of the shares of our common stock that we issued upon the conversion of the notes. Accordingly, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon consummation of any of these sales. In addition, the selling stockholders identified below may have acquired, sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares of our common stock since the date on which they provided information to us.
Except as otherwise indicated, the number of shares of our common stock owned by the selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we issued to them upon the conversion of the notes.
Based upon information provided by the selling stockholders, none of the selling stockholders or their affiliates has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Commission, “underwriters” within the meaning of the Securities Act.
Information about the selling stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

	Number of
	Shares		Number of
	Beneficially		Shares	Percentage
	Owned	Number of	Beneficially	of Shares
	Prior to	Shares	Owned After	Outstanding
Name of Selling Stockholder	Offering	Being Offered	Offering(1)	(1)(2)
Alphas Managed Accounts Platform III Limited	31,799	31,799	—	*
AP Assurance Corp. — Lord Abbett	1,846	1,846	—	*
AQR DELTA Master Account, L.P. (3)	4,103	4,103	—	*
AQR DELTA Sapphire Fund, L.P. (3)	2,051	2,051	—	*
Booth & Company	6,257	6,257	—	*
Citadel Equity Fund Ltd.	125,568	125,568	—	*
Citigroup Global Markets Inc. (4)	512	512	—	*
CSS LLC (5)	6,154	6,154	—	*
Deutsche Bank Securities Inc. NY (4)	101,184	101,184	—	*
Elliott International LP	30,773	30,773	—	*
Ferox BF Limited	42,057	42,057	—	*
Hudson Bay Master Fund Ltd. (6)	61,547	61,547	—	*
Investcorp Silverback Arbitrage Master Fund Limited	94,372	94,372	—	*
Jibei Pension Trust	2,051	2,051	—	*
JPMorgan Whitefriars, Inc. (7)	71,805	71,805	—	*

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	Number of
	Shares		Number of
	Beneficially		Shares	Percentage
	Owned	Number of	Beneficially	of Shares
	Prior to	Shares	Owned After	Outstanding
Name of Selling Stockholder	Offering	Being Offered	Offering(1)	(1)(2)
Kohlberg Kravis Roberts & Co.	4,103	4,103	—	*
MAC & Co.	9,026	9,026	—	*
Nomura Securities International (4)	17,980	17,980	—	*
Nuveen Multi-Strategy Income & Growth Fund #1	1,025	1,025	—	*
Nuveen Multi-Strategy Income & Growth Fund #2	1,641	1,641	—	*
OTA LLC	246	246	—	*
Pimco Convertible Bond	800	800	—	*
The Doctors Company/Lord Abbett	5,128	5,128	—	*
The Liverpool Limited Partnership	20,515	20,515	—	*
The Royal Bank of Scotland, PLC (8)	1,706,239	264,654	1,441,585	*
Thrivent Financial for Lutherans (9)	98,025	20,515	77,510	*
Wells Fargo Securities, LLC	16,002	16,002	—	*

Total (10)		943,714

*	Less than 1%.

(1)	The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by the selling stockholder and that prior to the sale of such shares the selling stockholder does not acquire additional shares or dispose of shares beneficially owned by the stockholder that are not being offered pursuant to this prospectus.

(2)	The percentage of outstanding shares is based on 287,921,317 shares of common stock outstanding as of October 31, 2011.

(3)	AQR Capital Management, LLC, a wholly owned subsidiary of AQR Capital Management Holdings, LLC, is the Investment Manager (the “Advisor”) of the selling stockholder and has sole voting and dispositive power over the shares offered by this prospectus and exercises full discretionary control relating to all investment decisions made on behalf of the selling stockholder. Investment principals for the Advisor are Clifford S. Asness, Ph.D., David G. Kabiller, CFA, Robert J. Krail, John M. Liew, Ph.D., Brian K. Hurst, Jacques A. Friedman, Oktay Kurbanov, Ronen Israel, Lars Nielsen, Michael Mendelson, Stephen Mellas and Gregor Andrade, Ph.D.

(4)	The selling stockholder is a registered broker-dealer and consents to being named as an underwriter.

(5)	The selling stockholder is a registered broker-dealer.

(6)	Hudson Bay Capital Management LP, the investment manager of the selling stockholder, has sole voting and investment power over the shares offered by this prospectus. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership of the shares offered by this prospectus.

(7)	The selling stockholder is affiliated with J.P. Morgan Securities LLC, a registered broker-dealer.

(8)	The selling stockholder is affiliated with RBS Securities Inc., a registered broker-dealer.

(9)	Thrivent Investment Management, Inc., a registered broker-dealer, is a wholly owned subsidiary of the selling stockholder.

(10)	Because certain of the selling stockholders may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which they provided the information presented in this table, this prospectus may not reflect the exact amount of shares held by each selling stockholder on the date hereof.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

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